EXHIBIT (h)(2)

                        TRANSFER AGENCY AGREEMENT


     THIS AGREEMENT made as of the 1st day of November, 2002, by and between Choice Funds, a Delaware business trust (the "Trust"), and UMB Fund Services, Inc., a Wisconsin corporation ("UMBFS"):

     WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company and is authorized to issue shares of beneficial interest
("Shares") in separate series with each such series representing the interests in a separate portfolio of securities and other assets;

     WHEREAS, the Trust desires to retain UMBFS to render the transfer agency and other services contemplated hereby with respect to each of the investment portfolios of the Trust as are listed on Schedule A hereto and any additional investment portfolios the Trust and UMBFS may agree upon and include on Schedule A as such Schedule may be amended from time to time (such investment portfolios and any additional investment portfolios are individually referred to as a "Fund" and collectively the "Funds"), and UMBFS is willing to render such services.

     NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:


                                ARTICLE I
                                ---------

                      APPOINTMENT OF TRANSFER AGENT

     A.   APPOINTMENT.

          1. The Trust hereby appoints UMBFS as transfer agent and dividend disbursing agent of all the Shares of the Funds during the period of this Agreement, and UMBFS hereby accepts such appointment as transfer agent and dividend disbursing agent and agrees to perform the duties thereof as hereinafter set forth.

          2. UMBFS shall perform the transfer agent and dividend disbursing agent services described on Schedule B hereto. To the extent that the Trust requests UMBFS to perform any additional services, UMBFS and the Trust shall mutually agree as to the services to be accomplished, the manner of accomplishment and the compensation to which UMBFS shall be entitled with respect thereto.

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          3.   UMBFS may, in its discretion, appoint in writing other
parties qualified to perform transfer agency services (each, individually, a "Sub-transfer Agent"), provided such appointment is approved by a majority of the Trustees of the Trust, to carry out some or all of its responsibilities under this Agreement with respect to a Fund; provided, however, that unless the Trust shall enter into a written agreement with such Sub-transfer Agent, the Sub-transfer Agent shall be the agent of UMBFS and not the agent of the Trust and, in such event UMBFS shall be fully responsible for the acts or omissions of such Sub-transfer Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of such Sub-transfer Agent.

          4. UMBFS shall have no duties or responsibilities whatsoever hereunder except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied in this Agreement against UMBFS.

     B.   DOCUMENTS/RECORDS.

          1. In connection with such appointment, the Trust shall deliver or cause to be delivered the following documents to UMBFS:

               a) A copy of the Declaration of Trust and By-laws of the Trust and all amendments thereto, and a copy of the resolutions of the Board of Trustees of the Trust appointing UMBFS and authorizing the execution of this Transfer Agency Agreement on behalf of the Funds, each certified by the Secretary of the Trust;

               b) A certificate signed by the President and Secretary of the Trust specifying: the number of authorized Shares and the number of such authorized Shares issued and currently outstanding, if any; and the individuals authorized to provide oral instructions and to sign written instructions and requests on behalf of the Trust (hereinafter referred to as "Authorized Persons") and to change the persons authorized to provide such instructions from time to time, it being understood UMBFS shall not be held to have notice of any change in the authority of any Authorized Person until receipt of written notice thereof from the Trust;

               d) Copies of the Trust's Registration Statement, as amended to date, and the most recently filed Pre- or Post-Effective Amendment thereto, filed by the Trust with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), and under the 1940 Act, as amended, together with any applications filed in connection therewith; and

               e) Opinion of counsel for the Trust with respect to the Trust's organization and existence under the laws of its state of organization, the validity of the authorized and outstanding Shares, whether such Shares are fully paid and non-assessable and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable federal law or regulation (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefor.)

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          2.   The Trust agrees to deliver or to cause to be delivered to
UMBFS in Milwaukee, Wisconsin, at the Trust's expense, all of its shareholder account records relating to the Funds in a format acceptable to UMBFS and all such other documents, records and information as UMBFS may reasonably request in order for UMBFS to perform its services hereunder.


                               ARTICLE II
                               ----------

                         COMPENSATION & EXPENSES

     A. COMPENSATION. In consideration for its services hereunder as transfer agent and dividend disbursing agent, each Fund will pay to UMBFS such compensation as set forth in Schedule C attached hereto.

     B. EXPENSES. The Trust on behalf of each Fund also agrees to promptly reimburse UMBFS for all out-of-pocket expenses or disbursements incurred by UMBFS in connection with the performance of services under this Agreement including, but not limited to, expenses for postage, express delivery services, freight charges, envelopes, checks, drafts, forms (continuous or otherwise), specially requested reports and statements, bank account service fees and charges, telephone calls, telegraphs, stationery supplies, outside printing and mailing firms, magnetic tapes, reels or cartridges (if sent to a Fund or to a third party at a Fund's request) and magnetic tape handling charges, on-site and off-site record storage, media for storage of records (e.g., microfilm, microfiche, optical platters, computer tapes and disks), computer equipment installed at a Fund's request at a Fund's or a third party's premises, telecommunications equipment, telephone/telecommunication lines between the Trust and its agents, on one hand, and UMBFS on the other, proxy soliciting, processing and/or tabulating costs, second site back-up computer facility, transmission of statement data for remote printing or processing, and transaction fees to the extent any of the foregoing are paid by UMBFS. If requested by UMBFS, postage and other out-of-pocket expenses are payable in advance, and in the event requested, postage is due at least seven days prior to the anticipated mail date. In the event UMBFS requests advance payment, UMBFS shall not be obligated to incur such expenses or perform the related service(s) until payment is received.

     C.   PAYMENT PROCEDURES.

          1. Amounts due hereunder shall be due and paid by the respective Fund on or before the 15th day after the date of the statement therefor (the "Due Date"). Service fees are billed monthly, and out-of-pocket expenses are billed as incurred (unless prepayment is requested by UMBFS). UMBFS may, at its option, arrange to have various service providers submit invoices directly to the Funds for payment of out-of-pocket expenses reimbursable hereunder. The Trust is aware that its failure to pay all amounts in a timely fashion so that they will be received by UMBFS on or before the Due Date will give rise to costs to UMBFS not contemplated by this Agreement, including but not limited to carrying, processing and accounting charges. Accordingly, in the event that any amounts due hereunder are not received by UMBFS by the Due Date, the Trust shall pay a late charge equal to one and one-half percent

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(1.5%) per month or the maximum amount permitted by law, whichever is less. In addition, the Trust shall pay reasonable attorney's fees and court costs of UMBFS if any amounts due UMBFS are collected by or through an attorney. The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of late payment or payment of amounts not properly due. Acceptance of such late charge shall in no event constitute a waiver of a Fund's default or prevent UMBFS from exercising any other rights and remedies available to it.



                               ARTICLE III
                               -----------

                        PROCESSING AND PROCEDURES

     A.   ISSUANCE, REDEMPTION AND TRANSFER OF SHARES

          1. UMBFS acknowledges that it has received a copy of each Fund's Prospectus (as hereinafter defined), which Prospectus describes how sales and redemptions of shares of each Fund shall be made and UMBFS agrees to accept purchase orders and redemption requests with respect to Fund shares on each Fund Business Day in accordance with such Prospectus. "Fund Business Day" shall be deemed to be each day on which the New York Stock Exchange is open for trading, and "Prospectus" shall mean the last Fund prospectus actually received by UMBFS from the Fund with respect to which the Fund has indicated a registration statement under the 1933 Act has become effective, including the Statement of Additional Information, incorporated by reference therein.

          2. On each Fund Business Day UMBFS shall, as of the time at which the net asset value of each Fund is computed, issue to and redeem from the accounts specified in a purchase order or redemption request in proper form and accepted by the Trust, which in accordance with the Prospectus is effective on such Fund Business Day, the appropriate number of full and fractional Shares based on the net asset value per Share of the respective Fund specified in an advice received on such Fund Business Day from or on behalf of the Fund.

          3. Upon the issuance of any Shares in accordance with this Agreement, UMBFS shall not be responsible for the payment of any original issue or other taxes required to be paid by the Fund in connection with such issuance of any Shares.

          4. UMBFS shall not be required to issue any Shares after it has received from an Authorized Person or from an appropriate federal or state authority written notification that the sale of Shares has been suspended or discontinued, and UMBFS shall be entitled to rely upon such written notification.

          5. Upon receipt of a redemption request and monies paid to it by the Fund's custodian bank ("Custodian") in connection with a redemption of Shares, UMBFS shall cancel the redeemed Shares and after making appropriate deduction for any withholding of taxes

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required of it by applicable law, make payment in accordance with the
Fund's redemption and payment procedures described in the Prospectus.

          6. (a) Except as otherwise provided in sub-paragraph (b) of this paragraph, Shares will be transferred or redeemed upon presentation to UMBFS of instructions in good order endorsed for exchange, transfer or redemption, accompanied by such documents as UMBFS deems necessary to evidence the authority of the person making such transfer or redemption, and bearing satisfactory evidence of the payment of stock transfer taxes. UMBFS reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement on the stock certificate, if any, or instructions is valid and genuine, and for that purpose it will require, unless otherwise instructed by an Authorized Person or except as provided in sub-paragraph (b) of this paragraph, a guarantee of signature by an "Eligible Guarantor Institution" as that term is defined by SEC Rule 17Ad-15(a)(2) of the Securities Exchange Act of 1934, as amended. UMBFS also reserves the right to refuse to transfer or redeem Shares until it is satisfied that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or redemptions which UMBFS, in its judgment, deems improper or unauthorized, or until it is satisfied that there is no reasonable basis to any claims adverse to such transfer or redemption. UMBFS may, in effecting transfers and redemptions of Shares, rely upon those provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers or the Uniform Commercial Code, as the same may be amended from time to time, applicable to the transfer of securities, and shall not be responsible for any act done or omitted by it in good faith in reliance upon such laws.

               (b) Notwithstanding the foregoing or any other provision contained in this Agreement to the contrary, UMBFS shall be fully protected by each Fund in not requiring any instruments, documents, assurances, endorsements or guarantees, including, without limitation, any signature guarantees, in connection with a redemption, exchange or transfer, of Shares whenever UMBFS reasonably believes that requiring the same would be inconsistent with the transfer and redemption procedures as described in the Fund's Registration Statement and/or in certified resolutions of the Board of Trustees of the Trust provided to UMBFS.

          7. Notwithstanding any provision contained in this Agreement to the contrary, UMBFS shall not be required or expected to require, as a condition to any transfer or redemption of any Shares pursuant to a computer tape or electronic data transmission, any documents to evidence the authority of the person requesting the transfer or redemption and/or the payment of any stock transfer taxes, and shall be fully protected in acting in accordance with the applicable provisions of this Article.

          8. In connection with each purchase and each redemption of Shares, UMBFS shall send such statements as are prescribed by the Federal securities laws applicable to transfer agents or as described in the Prospectus. It is understood that certificates for Shares will not be offered by the Trust or available to investors.

          9. Procedures for effecting purchase, redemption or transfer transactions accepted from investors by telephone or other related methods shall be established by mutual agreement

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between the Trust and UMBFS consistent with the terms of the Prospectus and such rules and regulations generally adopted by mutual fund transfer agents. At any time, UMBFS may request instructions from the Trust with respect to any matter arising in connection with the foregoing procedures. If such instructions are not received within a reasonable time, then UMBFS may seek advice from legal counsel for the Trust, or its own legal counsel at the expense of the Trust. UMBFS shall not be liable, and shall be held harmless by the Trust, for any action taken or omissions which are consistent with the foregoing procedures, or for any action taken or omitted by it in good faith in reliance upon such instructions or in accordance with advice of counsel.

          10. Prior to the effective date of any increase or decrease in the total number of Shares authorized to be issued, or the issuance of any additional Shares of a Fund pursuant to stock dividends, stock splits, recapitalizations, capital adjustments or similar transactions, the Trust agrees to deliver to UMBFS such documents, certificates, reports and legal opinions as UMBFS may reasonably request.

     B.   DIVIDENDS AND DISTRIBUTIONS.

          1. The Trust shall furnish to UMBFS a copy of a resolution of its Board of Trustees, certified by an Authorized Person, either (i) setting forth the date of the declaration of a dividend or distribution, the date of accrual or payment, as the case may be, thereof, the record date as of which shareholders entitled to payment, or accrual, as the case may be, shall be determined, the amount per Share of such dividend or distribution, the payment date on which all previously accrued and unpaid dividends are to be paid, and the total amount, if any, payable to UMBFS on such payment date, or (ii) authorizing the declaration of dividends and distributions on a daily or other periodic basis and authorizing UMBFS to rely on a certificate of an Authorized Person setting forth the information described in subsection (i) of this paragraph.

          2. In connection with a reinvestment of a dividend or distribution of Shares of a Fund, UMBFS shall as of each Fund Business Day, as specified in a certificate or resolution described in paragraph 1, issue Shares of the Fund based on the net asset value per Share of such Fund specified in an advice received from or on behalf of the Fund on such Fund Business Day.

          3. Upon the mail date specified in such certificate or resolution, as the case may be, the Trust shall, in the case of a cash dividend or distribution, cause the Custodian to deposit in an account in the name of UMBFS on behalf of a Fund, an amount of cash, if any, sufficient for UMBFS to make the payment, as of the mail date, specified in such Certificate or resolution, as the case may be, to the Shareholders who were of record on the record date. UMBFS will, upon receipt of any such cash, make payment of such cash dividends or distributions to the shareholders of record as of the record date. UMBFS shall not be liable for any improper payments made in accordance with a certificate or resolution described in the preceding paragraph. If UMBFS shall not receive from the Custodian sufficient cash to make payments of any cash dividend or distribution to all shareholders of the Fund as of the record date, UMBFS shall, upon notifying the Fund, withhold payment to all shareholders of record as of the record date until sufficient cash is provided to UMBFS.

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
          4. It is understood that UMBFS in its capacity as transfer agent and dividend disbursing agent shall in no way be responsible for the determination of the rate or form of dividends or capital gain distributions due to the shareholders pursuant to the terms of this Agreement. It is further understood that UMBFS shall file with the Internal Revenue Service and shareholders such appropriate federal tax forms concerning the payment of dividend and capital gain distributions but shall in no way be responsible for the collection or withholding of taxes due on such dividends or distributions due to shareholders, except and only to the extent, required by applicable federal law.

          C.   RECORDS.

          1. UMBFS shall keep such records as are specified in Schedule D hereto in the form and manner, and for such period, as it may deem advisable but not inconsistent with the rules and regulations of appropriate government authorities, in particular Rules 31a-2 and 31a-3 under the 1940 Act. UMBFS may deliver to the Trust from time to time at UMBFS' discretion, for safekeeping or disposition by the Trust in accordance with law, such records, papers and documents accumulated in the execution of its duties as such transfer agent, as UMBFS may deem expedient, other than those which UMBFS is itself required to maintain pursuant to applicable laws and regulations. The Trust shall assume all responsibility for any failure thereafter to produce any such record, paper, canceled Share certificate, or other document so returned, if and when required. To the extent required by Section 31 of the 1940 Act and the rules and regulations thereunder, the records specified in Schedule D hereto maintained by UMBFS, which have not been previously delivered to the Trust pursuant to the foregoing provisions of this paragraph, shall be considered to be the property of the Trust, shall be made available upon request for inspection by the officers, employees, and auditors of the Trust, and shall be delivered to the Trust promptly upon request and in any event upon the date of termination of this Agreement, in the form and manner kept by UMBFS on such date of termination or such earlier date as may be requested by the Trust.

          2. UMBFS agrees to keep all records and other information relative to the Trust, the Funds and their shareholders confidential. In case of any requests or demands for the inspection of the shareholder records of a Fund, UMBFS will use its best efforts to notify the Fund promptly and to secure instructions from an Authorized Person as to such inspection. UMBFS reserves the right, however, to exhibit the shareholder records to any person whenever it believes there is a reasonable likelihood that UMBFS will be held liable for the failure to exhibit the shareholder records to such person; provided, however, that in connection with any such disclosure UMBFS shall promptly notify the Trust, where reasonably possible, that such disclosure has been made or is about to be made in order to give the Trust an opportunity to take remedial steps to block such disclosure. Notwithstanding the foregoing, UMBFS may disclose information when requested by a shareholder concerning an account as to which such shareholder claims a legal or beneficial interest or when requested by the Trust, the shareholder or the dealer of record as to such account.

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                               ARTICLE IV
                               ----------

                          CONCERNING THE TRUST

     A. REPRESENTATIONS. The Trust represents and warrants to UMBFS that:

          (a) It is a business trust duly organized and existing under the laws of the State of Delaware, it is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement, and all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

          (b)  It is an investment company registered under the 1940 Act.

          (c) A registration statement under the 1933 Act with respect to the Shares is effective. The Trust shall notify UMBFS if such registration statement or any state securities registrations have been terminated, lapse or a stop order has been entered with respect to the Shares.

     B.   COVENANTS.

          1. The Trust will provide to UMBFS copies of all amendments to its Declaration of Trust and By-laws made after the date of this Agreement. If requested by UMBFS, each copy of the Declaration of Trust and By-laws of the Trust and copies of all amendments thereto shall be certified by the Secretary of the Trust.

          2. The Trust shall deliver to UMBFS the Fund's currently effective Prospectus and, for purposes of this Agreement, UMBFS shall not be deemed to have notice of any information contained in such Prospectus until a reasonable time (not to exceed three business days) after it is actually received by UMBFS.

          3. All requisite steps will be taken by the Trust from time to time when and as necessary to register the Trust's shares for sale in all states in which Trust shares shall at the time be offered for sale and require registration. If at any time the Trust receives notice of any stop order or other proceeding in any such state affecting such registration or the sale of Trust shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of Trust shares, the Trust will give prompt notice thereof to UMBFS.

          4. The Trust will comply with all applicable requirements of the 1933 Act, the Securities Exchange Act of 1934, as amended, the 1940 Act, blue sky laws, and any other applicable laws, rules and regulations.

          5. The Trust agrees that prior to effecting any change in the Prospectus which would increase or alter the duties and obligations of UMBFS hereunder, it shall advise UMBFS of such proposed change at least 30 days prior to the intended date of the same, and shall proceed with such change only if it shall have received the written consent of UMBFS thereto, which shall not be unreasonably withheld.

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                                ARTICLE V
                                ---------

                      CONCERNING THE TRANSFER AGENT

     A. REPRESENTATIONS. UMBFS represents and warrants to the Fund that:

          (a) It is a corporation duly organized and existing under the laws of the State of Wisconsin, is empowered under applicable law and by its Articles of Incorporation and By-laws to enter into and perform this Agreement, and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

          (b) It is duly registered as a transfer agent under Section 17A of the Securities Exchange Act of 1934, as amended, to the extent required.

          (c) To the extent it deems necessary, it (a) has reviewed its business and operations as they relate to the services provided hereunder, (b) has developed or is developing a program to remediate or replace computer applications and systems, and (c) has developed a testing plan to test where reasonably feasible the remediation or replacement of computer applications/systems, in each case, to address on a timely basis the risk that certain computer applications/systems used by UMBFS may be unable to recognize and properly perform date sensitive functions involving dates prior to, including and after December 31, 1999, including dates such as February 29, 2000. To UMBFS' knowledge and belief, its proprietary systems are Year 2000 compliant in all material respects with regard to the services to be provided under this Agreement.

     B.   LIMITATION OF LIABILITY; INDEMNIFICATION.

          1. UMBFS shall not be liable for any loss or damage, including counsel fees, resulting from its actions or omissions to act or otherwise, in the absence of its bad faith, willful misfeasance, gross negligence or reckless disregard of its duties under this Agreement. UMBFS shall not be liable in acting upon any writing, document or instructions believed by it to be genuine and to have been signed or made by an Authorized Person or verbal instructions which the individual receiving the instructions on behalf of UMBFS believes to have been given by an Authorized Person, and UMBFS shall not be held to have any notice of any change of authority of any person until receipt of written notice thereof from a Fund or such person.

          2. The Trust on behalf of the Funds agrees to indemnify and hold harmless UMBFS, its employees, agents, members, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to UMBFS's actions taken or nonactions with respect to the performance of services under this Agreement or based, if applicable, upon reliance on information, records, instructions (oral or written) or requests given or made to UMBFS by the Funds, its officers, directors, agents or representatives; provided that this indemnification shall not apply to actions or omissions of UMBFS in cases of its own willful misfeasance or gross negligence, and further provided that prior to confessing any claim against

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it which may be the subject of this indemnification, UMBFS shall give the
Funds written notice of and reasonable opportunity to defend against said claim in its own name or in the name of UMBFS. The indemnity and defense provisions provided hereunder shall indefinitely survive the termination of this Agreement.

          3. UMBFS assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, errors, delay or any other loss whatsoever caused by events beyond its reasonable control. UMBFS will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond UMBFS's control.

          4. In no event and under no circumstances shall either party to this Agreement be liable to anyone, including, without limitation to the other party, for consequential or punitive damages for any act or failure to act under any provision of this Agreement even if advised of the possibility thereof.

          5. Notwithstanding any of the provisions of this Agreement, UMBFS shall be under no duty or obligation under this Agreement to inquire into, and shall not be liable for:

               (a) The legality of the issue or sale of any Shares, the sufficiency of the amount to be received therefor, or the authority of a Fund, as the case may be, to request such sale or issuance;

               (b) The legality of a transfer of Shares, or of a redemption of any Shares, the propriety of the amount to be paid therefor, or the authority of a Fund, as the case may be, to request such transfer or redemption;

               (c) The legality of the declaration of any dividend by a Fund, or the legality of the issue of any Shares in payment of any stock dividend, or the legality of any recapitalization or readjustment of Shares.


                               ARTICLE VI
                               ----------

                                  TERM

          1. This Agreement shall remain in full force and effect until terminated as provided below.

          2. Either of the parties hereto may terminate this Agreement at any time by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than ninety (90) days after the date of receipt of such notice. In the event such notice is given by a Fund, it shall be accompanied by a copy of a resolution of the Board of Trustees of the Trust, certified by the Secretary or any Assistant Secretary, electing to terminate this Agreement and designating the successor transfer agent or transfer agents. In the event such notice is given by UMBFS, the Fund shall on or before the termination date, deliver to UMBFS a

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copy of a resolution of its Board of Trustees certified by the Secretary or any Assistant Secretary designating a successor transfer agent or transfer agents. In the absence of such designation by the Fund, the Fund shall upon the date specified in the notice of termination of this Agreement and delivery of the records maintained hereunder, be deemed to be its own transfer agent and UMBFS shall thereby be relieved of all duties and responsibilities pursuant to this Agreement. Fees and out-of-pocket expenses incurred by UMBFS, but unpaid by a Fund upon such termination, shall be immediately due and payable upon and notwithstanding such termination.

          3. In the event this Agreement is terminated as provided herein, UMBFS, upon the written request of the Trust, shall deliver the records of the Trust to the Trust or its successor transfer agent in the form maintained by UMBFS at the expense of the Trust. The Trust shall be responsible to UMBFS for all out-of-pocket expenses and for the costs and expenses associated with the preparation and delivery of such media, including: (a) any custom programming requested by Trust in connection with the preparation of such media; (b) transportation of forms and other materials used in connection with the processing of Fund transactions by UMBFS; and (c) transportation of records and files in the possession of UMBFS. UMBFS shall not reduce the level of service provided to the Trust following notice of termination by the Trust.


                               ARTICLE VII
                               -----------

                              MISCELLANEOUS

     A. NOTICES. Any notice required or permitted by Article VI to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by registered or certified mail, postage prepaid, return receipt requested, as follows: Notice to UMBFS shall be sent to UMB Fund Services, Inc., Inc., at 803 West Michigan Street, Suite A, Milwaukee, Wisconsin 53233, Attention: General Counsel, or at such other place as UMBFS may from time to time designate in writing, and notice to the Trust shall be sent to Choice Funds, 5299 DTC Boulevard, Suite 1150, Greenwood Village, Colorado 80111, Attention:
President.

     B.   AMENDMENTS/ASSIGNMENTS.

          1. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement.

          2. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns. This Agreement shall not be assignable by either party without the written consent of the other party except that UMBFS may assign this Agreement to an affiliate with advance written notice to the Trust.

     C. WISCONSIN LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin. If any part, term or provision of this Agreement is determined by the courts or any regulatory authority having jurisdiction over the issue to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be

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
considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

     D. COUNTERPARTS. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

     E. NON-EXCLUSIVE; OTHER AGREEMENTS. The services of UMBFS hereunder are not deemed exclusive and UMBFS shall be free to render similar services to others. Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

     F. CAPTIONS. The captions in the Agreement are included for convenience of reference only, and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective corporate officer, thereunto duly authorized and their respective corporate seals to be hereunto affixed, as the day and year first above written.

UMB FUND SERVICES, INC.            CHOICE FUNDS


By: ______________________________ By: ________________________________
    Peter J. Hammond, Executive        Patrick S. Adams, President
    Vice President

                               SCHEDULE A
                                   TO
                        TRANSFER AGENCY AGREEMENT





                             NAMES OF FUNDS




Choice Balanced Fund
Choice Focus Fund
Choice Long-Short Fund

                               SCHEDULE B
                                   TO
                        TRANSFER AGENCY AGREEMENT


                            SERVICE SCHEDULE


SERVICES

* Set up and maintain shareholder accounts and records, including IRAs and other retirement accounts

*    Store account documents electronically

* Receive and respond to investor account inquiries by telephone, mail, or e-mail, if desired

* Process purchase and redemption orders, transfers, and exchanges, including automatic purchases and redemptions

* Process dividend payments by check, wire or ACH, or reinvest dividends

* Issue daily transaction confirmations and monthly or quarterly statements

* Mail prospectus, annual and semiannual reports, and other shareholder communications to existing shareholders

* File IRS Forms 1099, 5498, 1042, 1042-S and 945 with shareholders and/or the IRS

* Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent

*    Calculate 12b-1 plan fees

*    Give dealers access through NSCC's Fund/SERV and Networking

* Provide standards to structure forms and applications for efficient processing


OPTIONAL SERVICES

The Funds may contract with UMBFS to provide one or more of the following optional services. Additional fees apply.

* Personal follow-up calls to prospects who return incomplete applications

* Comprehensive clerical confirmation statements for maintenance transactions

* 4.net services, UMBFS' array of Internet services, including Adviser Services, RIA/Broker Services, Shareholder Services, NAV Services and email services.

*    Average cost calculations and cost basis statements

*    Shareholder "welcome" packages with initial confirmation

* Access to UMBFS' Tax and Retirement Group to answer questions and coordinate retirement plan options

* Follow up on IRAs, soliciting beneficiary and other information and sending required minimum distribution reminder letters

*    Money market funds for short-term investment or exchanges

*    Dedicated service representatives

*    Weekend shareholder services

*    Customized reorder form tracking

                               SCHEDULE C
                                   TO
                        TRANSFER AGENCY AGREEMENT


                              FEE SCHEDULE



SERVICES
The following fees are charged for standard shareholder services:

BASE FEES

* Open account fee (per year)
     * No load equity and non-daily accrual fixed income funds      $8.50
          * Additional for 12b-1 fee                                $0.75
          * Additional for front-end load                           $1.50
          * Additional for CDSC or back-end load                    $2.00
     * Money market and daily accrual fixed income funds           $11.00
          * Additional for 12b-1 fee                                $0.75
          * Additional for front-end load                           $1.50
          * Additional for CDSC or back-end load                    $2.00
* Closed account fee (per year)                                     $3.00
* Monthly base (per fund)
     * One to three funds in fund family                           $1,500
     * 4 or more funds in fund family                              $1,000
     * Add for multiclass (per class)                                 25%

ACCOUNT MAINTENANCE FEES (PER OCCURRENCE)

* New account set up                                                $3.00
* Financial transactions                                            $1.50
* Maintenance transactions                                          $1.00
* Research/correspondence                                           $2.50
* Transfer on death (TOD) set-up                                    $7.50
* Fund/SERV
     * Initial set-up per fund family                              $3,500
     * Set-up fee per subsequent CUSIP                             $1,000
     * New account set-up                                           $1.00
     * Per transaction - no load fund                               $0.25
     * Per transaction - load fund                                  $0.35
     * Adjustments and rebills                                      $2.50
     * Fund/SERV direct charges                                   at cost
* Commission/SERV (per check)                                       $0.25
* ACH/AIP/SWP/automatic exchanges
     * Set-up                                                       $1.00
     * Per transaction                                              $0.25
* Withholding per eligible account per year                         $0.25
* Account transcripts older than 2 years
  (may be charged to shareholders)                                  $5.00
* Locating lost shareholders                                        $8.00

* Postal clean up per account                                       $3.00
* Tax ID number solicitation                                        $2.50

SHAREHOLDER SERVICING FEES

* Telephone calls (per call)                                        $2.50
* Annual maintenance per omnibus account                             $150

TAX AND RETIREMENT FEES

* Retirement accounts (IRA/Roth/others)
     * Annual maintenance per account (may be
       charged to shareholders)                                    $12.50
     * Account distribution (may be charged to shareholders)       $12.50
* IRA transfer/rollover                                             $7.50

DOCUMENT SERVICES

* Per statement, confirmation and check processing                  $0.25
* Per tax form processing                                           $0.25
* Per label printing for proxy or marketing purposes                $0.10
* Bulk mailings/insert handling charge
     * 1 insert                                                     $0.06
     * 2 - 3 inserts                                                $0.08
     * 4 or more inserts                                        as quoted
* Production of ad hoc reports                           starting at $100

UMBFS OFFERED MONEY MARKET EXCHANGE VEHICLES

* One-time set up per money market fund used                       $2,000
* Monthly base fee per money market fund used                        $650
* Money market checkbooks                                         at cost
* Signature verification of check writing                           $2.00

FORMS AND APPLICATIONS

* Standard applications and forms with custom logo   $1,500 plus printing
* Customized forms                                              as quoted

4.PROMPT(R) SERVICES (MONTHLY FEES)

* Automated Account Information and Prospectus Service
     * Monthly maintenance fee                                       $350
     * One time set up fee                                         $3,750

REPROCESSINGS DUE TO NAV ERRORS

This charge applies when shareholder transactions are required to be reprocessed as a result of NAV errors caused by the adviser or fund accountant unaffiliated with UMBFS. This charge is not a fund expense and is billed to the adviser.

* Base fee (per occurrence, per day, per fund)                       $750
* Transaction fee                                                   $1.00

FUND/SERV ACCESS

* Use of UMB Distribution Services, LLC Fund/SERV membership (per fund/per year)
     * First three funds in fund family                            $2,000
     * 4 or more funds                                             $1,000

CUSTOM PROGRAMMING

Additional fees at $150 per hour or quoted by project may apply for special programming to meet your servicing requirements or to create custom reports.


PREMIUM SERVICES
Certain premium services described on Exhibit B may be purchased on an as-needed basis. Fees for premium services will be based on UMBFS' current rate at the time services are purchased.


OUT-OF-POCKET EXPENSES

DOCUMENT CHARGES
* Copying charges (per page)                                        $0.15
* Facsimile charges (per fax)                                       $1.25
* Inventory and records storage                             $20.00/pallet

SUPPLIES AND SERVICES
* Statement paper, check stock, envelopes, tax forms              at cost
* Postage and express delivery charges                            at cost
* Tape/disk storage                                               at cost
* Telephone and long distance                                     at cost
* P.O. box rental                                                 at cost
* Toll-free number                                                at cost

BANK CHARGES
* Bank account service fees and any other bank charges            at cost
* Outgoing wire fee                                        varies by bank
* Non-sufficient funds                                     varies by bank
* Stopped check on money market funds                              $25.00

                               SCHEDULE D

                       RECORDS MAINTAINED BY UMBFS

Account applications

Canceled certificates plus stock powers and supporting documents

Checks including check registers, reconciliation records, any adjustment records and tax withholding documentation

Indemnity bonds for replacement of lost or missing stock certificates and checks

Liquidation, redemption, withdrawal and transfer requests including stock powers, signature guarantees and any supporting documentation

Shareholder correspondence

Shareholder transaction records

Share transaction history of the Funds